UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2014

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street

Suite 7

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(857) 242-3700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2014, Sarepta Therapeutics, Inc. (the “Company”) announced via a press release the appointment of Arthur “Art” Krieg, M.D., Senior Vice President, Chief Scientific Officer, effective January 13, 2014. Dr. Krieg, age 56, joined the Company from RaNA Therapeutics, Inc., a company developing RNA-targeted medicines that selectively activate protein expression, which Dr. Krieg co-founded in January 2011 and for which he served as Chief Executive Officer from June 2011 to January 2014. Prior to RaNA, Dr. Krieg was Chief Scientific Officer of Pfizer’s Oligonucleotide Therapeutics Unit from 2008 to June 2011, and was formerly Chief Scientific Officer, Executive Vice President, Research and Development, and co-founder of Coley Pharmaceutical Group, Inc., prior to Pfizer’s acquisition of Coley in 2008. Dr. Krieg discovered the immune stimulatory CpG DNA motif in 1994, which led to a new approach to immunotherapy and vaccine adjuvants. Based on this technology, he co-founded Coley Pharmaceutical Group in 1997, discovering and taking 4 novel oligonucleotides into clinical development. He was a co-founder of the first antisense journal, Oligonucleotides, which he edited for 16 years, and he co-founded the Oligonucleotide Therapeutic Society. He is a Director for Cytos Biotechnology AG and a member of the Scientific Advisory Boards for Mirna Therapeutics, Inc. and RaNA Therapeutics, Inc. Dr. Krieg received his B.S. in biology from Haverford College and M.D. from Washington University, completed a residency in Internal Medicine at the University of Minnesota and a rheumatology fellowship at the National Institutes of Health, and then joined the University of Iowa, becoming Professor of Internal Medicine in the Division of Rheumatology for a decade. He has published more than 240 scientific papers and is co-inventor on 47 issued U.S. patents covering oligonucleotide technologies.

Pursuant to the offer letter entered into by Dr. Krieg and the Company on January 9, 2014 (the “Offer Letter”), he will be employed at-will, entitled to a base annual salary of $418,000 and will be eligible to receive an annual bonus of up to 40% of his annual base salary, or $167,200, upon achievement of performance objectives to be determined by the Company’s Chief Executive Officer and Board of Directors (“Board”). The maximum annual bonus Dr. Krieg will be eligible to receive is 150% of his annual target bonus, or $250,800.

In accordance with the Offer Letter, the Compensation Committee of the Board approved an inducement grant under Nasdaq Listing Rule 5635(c)(4), to be made to Dr. Krieg on January 13, 2014 (the “Grant Date”), of an option to purchase 275,000 shares of the Company’s common stock at an exercise price equal to the last reported sale price of the Company’s common stock on the Grant Date. One-fourth of the shares underlying Dr. Krieg’s option will vest on January 13, 2015 and thereafter 1/48th of the shares underlying Dr. Krieg’s option will vest monthly, such that the shares underlying the option will be fully vested on January 13, 2018, in each case, subject to Dr. Krieg’s employment with the Company on such vesting dates.

Dr. Krieg will also be eligible to enter into the Company’s standard Senior Vice President Change in Control and Severance Agreement and to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally.

The foregoing description of the Offer Letter is only a summary of its material terms and does not purport to be complete. A copy of the Offer Letter will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

In connection with his appointment, Dr. Krieg will enter into a standard indemnification agreement in the form previously approved by the Board.

A copy of the press release of the Company announcing Dr. Krieg’s appointment is attached to this Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated January 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian President and Chief Executive Officer

Date: January 9, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated January 9, 2014.